Exhibit 99.1

AGILYSYS FISCAL 2020 FOURTH QUARTER REVENUE RISES 8% DESPITE IMPACT FROM COVID-19

Record Recurring Revenue, Inclusive of 30% Year Over Year Subscription Revenue Growth

Fiscal 2020 Net Revenue Increases 14% to Record $160.8 Million, Adjusted EBITDA Rises 27% to $13.0 Million

Cash Balance Increases to $46.7 Million at March 31, 2020

Alpharetta, GA – May 21, 2020 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2020 fourth quarter and full year ended March 31, 2020.

Summary of Fiscal 2020 Fourth Quarter Financial Results

•	Total net revenue was $39.7 million, compared to total net revenue of $36.6 million in the comparable prior-year period.
•

Recurring revenues (which are comprised of support, maintenance and subscription services) were a record $22.3 million, or 56% of total net revenue, compared to $19.4 million, or 53% of total net revenue, for the same period in fiscal 2020. Subscription revenues increased 30% year over year and comprised 39% of total recurring revenues, compared to 34% of total recurring revenues in the fourth quarter of fiscal 2019.

•	Gross margin was 49.6% in the fiscal 2020 fourth quarter, compared to 53.5% in the comparable prior-year period.

•

Net loss in the fiscal 2020 fourth quarter was $(27.0) million, or $(1.16) per diluted share, inclusive of one-time capitalized software related impairment charges, compared to a net loss of $(3.6) million, or $(0.16) per diluted share, in the comparable prior-year period.

•	Adjusted EBITDA (non-GAAP) was $3.6 million, compared to $2.4 million in the comparable prior-year period (see reconciliation below).
•	Adjusted diluted EPS (non-GAAP) was $0.05 per share compared to $0.03 per share in the comparable prior-year period.
•

Free cash flow (non-GAAP) in the fiscal 2020 fourth quarter was $4.9 million, compared to free cash flow of $3.9 million in the fiscal 2019 fourth quarter (see reconciliation below). Ending cash balance was $46.7 million, compared to ending cash balance of $40.8 million in the comparable prior-year period.

Ramesh Srinivasan, President and CEO of Agilysys, commented, “In spite of the significant pandemic related business challenges during the month of March, fiscal year 2020 was a major positive business momentum shift year for us. Beginning with three consecutive quarters of record revenue levels, Q4 fiscal 2020 was on pace to be a very successful sales quarter, and another record revenue quarter, prior to a disappointing ending shaped by COVID-19. As a result, we ended fiscal 2020 with full year revenue growth of 14.1%, compared to our expectation of 16% growth. The record $160.8 million fiscal 2020 revenue included an $8.2 million year-over-year increase in full year recurring revenue, which was the largest single year improvement in annual recurring revenue in six years signifying a successful year with respect to customer retention and business expansion. The increase in recurring revenue included the second consecutive year with a 24% rise in annual subscription revenue. In addition, the fiscal year-end cash balance grew to $46.7 million, our best cash balance position at the end of a quarter since March 2017.”

“We continue to be intensely focused on securing the safety and health of our employees, customers and the communities we serve in. We expect the current April-June fiscal 2021 first quarter to be challenging with a possible 35% year-over-year decline in revenue due to the general anticipated business downturn and as a result of various one-time recurring revenue related and other concessions we have given to customers to help them during this time of need. Providing as much help as possible to customers has been the right thing to do under the circumstances. Given all the cost reduction steps currently in place, even with the possible revenue reductions we face in the first quarter of fiscal 2021, we expect Q1 fiscal 2021 Adjusted EBITDA of approximately break-even for the quarter.”

“Thanks to the major increase in the pace of product innovation during the past couple of years, powered by an R&D team which has tripled in resource strength since January calendar 2017, we are well positioned to serve the increased and changing technology demands of the hospitality industry. We are seeing good sales activity during the past few weeks, with an increased need for technology solutions which will help secure the safety and comfort of the guests of our customers. We have every reason to believe that our pace of product innovation coming into the crisis and the strategic decision to keep up R&D velocity through this time, will vastly improve our competitive positioning once the industry begins to recover. We expect many of our newer products to play a major role in the recovery phase and beyond. We expect our business levels to improve from a low point in fiscal 2021 Q1, but we are at this time unable to estimate how steep the recovery will be.”

“In order to strengthen our balance sheet and allow us financial flexibility to execute against our R&D and customer service focus strategies, we recently announced a $35 million convertible investment from MAK Capital. Michael Kaufman, the Chairman of our Board of Directors, is the Chief Executive Officer of MAK Capital. The confidence one of our main shareholders, who knows our business well, has placed in us with this recent investment is a good indicator of the business potential we see in front of us. While the short term remains uncertain, we remain positive on our medium and long-term growth prospects.”

Fiscal 2021 Outlook

Agilysys is closely monitoring the impact of COVID-19 on the hospitality market with our primary focus being the safety of our employees and customers as we manage through these unprecedented times. Given the sudden impact of COVID-19 and the rapidly changing environment, we are not releasing full fiscal year 2021 guidance at this time. However, we expect the global pandemic to have an impact on our revenue in the short term. We are expecting Q1 fiscal 2021 revenue to decrease over the prior year by as much as 35% which we expect would result in Q1 fiscal 2021 Adjusted EBITDA of approximately break-even for the quarter.

Tony Pritchett, Chief Financial Officer, commented, “While we came up short of our revenue guidance for the full fiscal year, annual revenue growth of 14.1%, nearly $20 million, is a metric we are proud of. This caps two years of double-digit percentage top line revenue growth, the first time we have accomplished two sequential years of such growth since we transformed Agilysys into the company it is today back in July 2013. On top of revenue growth, full fiscal 2020 Adjusted EBITDA was $13.0 million, an increase of 27% over fiscal 2019 Adjusted EBITDA of $10.3 million; or a 61% improvement over prior year if the $2.2 million benefit of capitalized software costs in fiscal year 2019 is removed.”

“The need to take an impairment charge on most of the previously capitalized software development costs remaining on our balance sheet was based on current economic conditions which make it difficult to project future sales and revenue accurately. It does not reflect a shift in business strategy. It will have no impact on our continuing product and customer service investment plans.”

“Our recurring revenue and the mission critical nature of our products, combined with the prudent management of our cost structure, has given us a strong foundation and conviction in our ability to navigate through these tough times. Although we are in a period of great uncertainty, we have taken necessary cost actions, strengthened our balance sheet with additional funding, and remain focused on our customers and products. We are well positioned financially, for the short and long-term, and remain optimistic about our opportunity for long-term success. We are navigating through this crisis from a position of relative strength and expect to come out of it even stronger in terms of competitive differentiation.”

2020 Fourth Quarter Conference Call and Webcast

Agilysys is hosting a conference call and webcast today, May 21, 2020, at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 9374537. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, our revenue and Adjusted EBITDA guidance for the first quarter and statements we make regarding our ability to improve our competitive positioning, the role to be played by our newer products in the COVID-19 recovery phase and beyond, and improvement of our business levels over time once the industry begins to recover.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the risk that the $35 million convertible investment offering may be delayed or may not occur due to the failure to satisfy customary closing conditions related to the offering; the effect of the COVID-19 pandemic on our business and the success of any measures we have taken or may take in the future in response thereto; and the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Information

To supplement the unaudited consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include EBITDA, Adjusted EBITDA, Adjusted EBITDA less capitalized software development costs, Adjusted Earnings from Operations, product development plus capitalized software development costs, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share and free cash flow. Management believes that such information can enhance investors’ understanding of the company’s ongoing operations.

The Company has included the following non-GAAP financial measures in this press release: adjusted net income, adjusted basic earnings per share and adjusted diluted earnings per share. The Company believes these non-GAAP financial measures provide valuable insight into the Company’s overall profitability from core operations before certain non-cash and non-recurring charges. The Company defines adjusted net income as net income before amortization expense (including amortization of developed technology), share-based compensation, and one-time charges including restructuring, severance and other charges, impairments and legal settlements, less the related income tax effect of these adjustments, as applicable and defines adjusted earnings per share as adjusted net income divided by basic and diluted weighted average shares outstanding.

See the accompanying tables below for the definitions and reconciliation of these non-GAAP measures to the most closely related GAAP measures.

About Agilysys

Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative guest-centric technology solutions for casinos, hotels, resorts, cruise ships, managed foodservice providers, sports and entertainment, and healthcare. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payment solutions, and related hospitality applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth, increase operational efficiencies and support social distancing. Agilysys operates across North America, Europe, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com.

# # #

Investor Contact:

Dave Wood

VP, Corporate Strategy and Investor Relations

Agilysys, Inc.

770-810-7920 or investorrelations@agilysys.com

- Financial tables follow -

AGILYSYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Net revenue:
Products	$9,362	$10,922	$44,230	$39,003
Support, maintenance and subscription services	22,303	19,366	83,680	75,496
Professional services	7,994	6,330	32,847	26,343
Total net revenue	39,659	36,618	160,757	140,842
Cost of goods sold:
Products (inclusive of developed technology amortization)	8,371	8,608	36,427	31,811
Support, maintenance and subscription services	5,572	3,935	19,248	15,895
Professional services	6,059	4,480	24,130	19,256
Total cost of goods sold	20,002	17,023	79,805	66,962
Gross profit	19,657	19,595	80,952	73,880
Gross profit margin	49.6%	53.5%	50.4%	52.5%
Operating expenses:
Product development	9,332	10,525	41,463	37,817
Sales and marketing	5,555	5,282	19,864	19,646
General and administrative	6,376	6,061	24,374	23,118
Depreciation of fixed assets	801	571	2,574	2,504
Amortization of intangibles	641	675	2,541	2,567
Impairments	23,740	-	23,740	-
Restructuring, severance and other charges	150	222	582	1,168
Legal settlements, net	-	15	(125)	141
Total operating expense	46,595	23,351	115,013	86,961
Operating loss	(26,938)	(3,756)	(34,061)	(13,081)
Other (income) expense:
Interest income	(93)	(104)	(380)	(339)
Interest expense	5	2	9	10
Other expense (income), net	102	(100)	176	191
Loss before taxes	(26,952)	(3,554)	(33,866)	(12,943)
Income tax expense	40	35	201	221
Net loss	$(26,992)	$(3,589)	$(34,067)	$(13,164)

Weighted average shares outstanding	23,241	23,055	23,233	23,037
Loss per share - basic and diluted:
Loss per share	$(1.16)	$(0.16)	$(1.47)	$(0.57)

AGILYSYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share data)	March 31,	March 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$46,653	$40,771
Accounts receivable, net of allowance for doubtful accounts of $1,634 and $788, respectively	35,869	27,000
Contract assets	2,125	2,921
Inventories	3,887	2,044
Prepaid expenses and other current assets	4,874	6,272
Total current assets	93,408	79,008
Property and equipment, net	12,230	15,838
Operating lease right-of-use assets	13,829	—
Goodwill	19,622	19,622
Intangible assets, net	8,400	8,438
Software development costs, net	-	34,567
Deferred income taxes, non-current	764	443
Other non-current assets	6,309	5,675
Total assets	$154,562	$163,591
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,403	$4,718
Contract liabilities	42,244	38,669
Accrued liabilities	9,033	14,406
Operating lease liabilities, current	4,719	—
Finance lease obligations, current	24	22
Total current liabilities	69,423	57,815
Deferred income taxes, non-current	880	861
Operating lease liabilities, non-current	10,617	—
Finance lease obligations, non-current	25	35
Other non-current liabilities	1,860	4,258
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 23,609,398 and 23,501,193 shares outstanding at March 31, 2020 and March 31, 2019, respectively	9,482	9,482
Treasury shares, 7,997,433 and 8,105,638 at March 31, 2020 and March 31, 2019, respectively	(2,401)	(2,433)
Capital in excess of stated value	5,491	781
Retained earnings	58,984	93,051
Accumulated other comprehensive income (loss)	201	(259)
Total shareholders' equity	71,757	100,622
Total liabilities and shareholders' equity	$154,562	$163,591

AGILYSYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended
(In thousands)	March 31,
	2020	2019
Operating activities
Net loss	$(34,067)	$(13,164)
Adjustments to reconcile net loss to net cash provided by operating activities
Impairments	23,740	—
(Gain) loss on disposal of property & equipment	(5)	17
Depreciation	2,574	2,504
Amortization of intangibles	2,541	2,567
Amortization of developed technology	12,561	12,602
Deferred income taxes	(356)	309
Share-based compensation	5,205	4,376
Changes in operating assets and liabilities:
Accounts receivable	(8,974)	(7,536)
Contract assets	794	1,662
Inventory	(1,830)	(50)
Prepaids and other current assets	1,545	(1,158)
Accounts payable	8,585	(3,512)
Contract liabilities	3,563	4,845
Accrued liabilities	(4,227)	5,029
Income taxes payable, net	(153)	(564)
Other changes, net	(921)	(686)
Net cash provided by operating activities	10,575	7,241
Investing activities
Capital expenditures	(3,420)	(3,318)
Capitalized software development costs	—	(2,189)
Investments in corporate-owned life insurance policies	(27)	(27)
Net cash used in investing activities	(3,447)	(5,534)
Financing activities
Repurchase of common shares to satisfy employee tax withholding	(1,092)	(647)
Principal payments under long-term obligations	(24)	(120)
Net cash used in financing activities	(1,116)	(767)
Effect of exchange rate changes on cash	(130)	(112)
Net increase in cash and cash equivalents	5,882	828
Cash and cash equivalents at beginning of period	40,771	39,943
Cash and cash equivalents at end of period	$46,653	$40,771

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	187	56
Leasehold improvements acquired under operating lease arrangement	—	62

AGILYSYS, INC.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND ADJUSTED EARNINGS FROM OPERATIONS

(UNAUDITED)

	Three Months Ended		Year Ended
(In thousands)	March 31,		March 31,
	2020	2019	2020	2019
Net loss	$(26,992)	$(3,589)	$(34,067)	$(13,164)
Income tax expense	40	35	201	221
Loss before taxes	(26,952)	(3,554)	(33,866)	(12,943)
Depreciation of fixed assets	801	571	2,574	2,504
Amortization of intangibles	641	675	2,541	2,567
Amortization of developed technology	3,129	3,245	12,561	12,602
Interest (income), net	(88)	(102)	(371)	(329)
EBITDA (a)	(22,469)	835	(16,561)	4,401
Share-based compensation	2,049	1,420	5,205	4,376
Restructuring, severance and other charges	150	222	582	1,168
Impairments	23,740	—	23,740	—
Other non-operating expense (income)	102	(100)	176	191
Legal settlements, net	—	15	(125)	141
Adjusted EBITDA (b)	3,572	2,392	13,017	10,277
Capitalized software development costs	—	—	—	(2,189)
Adjusted EBITDA less capitalized software development costs (c)	3,572	2,392	13,017	8,088
Capital expenditures	(411)	(1,708)	(3,420)	(3,318)
Adjusted Earnings from Operations (d)	$3,161	$684	$9,597	$4,770

Product development (operating expenses)	$9,332	$10,525	$41,463	$37,817
Capitalized software development costs	—	—	—	2,189
Product development plus capitalized software development costs (e)	$9,332	$10,525	$41,463	$40,006

(a) EBITDA, a non-GAAP financial measure, is defined as net income before income taxes, interest expense, depreciation and amortization

(b) Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) impairments, iv) share-based compensation, and v) other non-operating (income) expense

(c) Adjusted EBITDA less capitalized software development costs, a non-GAAP financial measure, is defined as Adjusted EBITDA, less capitalized software development costs

(d) Adjusted Earnings from Operations, a non-GAAP financial measure, is defined as Adjusted EBITDA less capitalized software development costs, less capital expenditures

(e) Product development plus capitalized software development costs, a non-GAAP financial measure, is defined as total product development costs plus capitalized software development costs

AGILYSYS, INC.

RECONCILIATION OF NET LOSS TO ADJUSTED NET INCOME FOR ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	Three Months Ended		Year Ended
(In thousands, except per share data)	March 31,		March 31,
	2020	2019	2020	2019
Net loss	$(26,992)	$(3,589)	$(34,067)	$(13,164)
Amortization of intangibles	641	675	2,541	2,567
Amortization of developed technology	3,129	3,245	12,561	12,602
Share-based compensation	2,049	1,420	5,205	4,376
Restructuring, severance and other charges	150	222	582	1,168
Impairments	23,740	—	23,740	—
Legal settlements, net	-	15	(125)	141
Income tax adjustments	(1,405)	(1,290)	(4,904)	(4,720)
Adjusted net income (a)	$1,312	$698	$5,533	$2,970

Basic weighted average shares outstanding	23,241	23,055	23,233	23,037
Diluted weighted average shares outstanding	23,927	23,619	23,821	23,462

Adjusted basic earnings per share (b)	$0.06	$0.03	$0.24	$0.13
Adjusted diluted earnings per share (b)	$0.05	$0.03	$0.23	$0.13

(a) Adjusted net income, a non-GAAP financial measure, is defined as net income before amortization expense (including amortization of developed technology), share-based compensation, and one-time charges including restructuring, severance and other charges, impairments and legal settlements, less the related income tax effect of these adjustments, as applicable, at a 24% tax rate, the Company’s current combined federal and state income statutory tax rate. No income tax effect applies to one-time charges when a valuation allowance offsets their related deferred tax assets

(b) Adjusted earnings per share, a non-GAAP financial measure, is defined as adjusted net income divided by basic and diluted weighted average shares outstanding

AGILYSYS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(UNAUDITED)

	Three Months Ended		Year Ended
(In thousands)	March 31,		March 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$5,302	$5,583	$10,575	$7,241
Capital expenditures	(411)	(1,708)	(3,420)	(3,318)
Capitalized software development costs	—	—	—	(2,189)
Free cash flow (a)	$4,891	$3,875	$7,155	$1,734

(a) Free cash flow, a non-GAAP financial measure, is defined as net cash provided by (used in) operating activities, less capital expenditures, less capitalized software development costs